Exhibit 10.21
Termination Agreement
This Termination Agreement is made as of this l2th day of December 2007, and is between Brooke Capital Corporation (formerly named First American Capital Corporation), a Kansas corporation (“Buyer”), and Brooke Brokerage Corporation, a Kansas corporation (“Seller”).
1.	Buyer and Seller are party to that certain Stock Purchase Agreement, dated February 14, 2007 (the “Agreement”), whereby Seller was to sell to Buyer all the capital stock of Brooke Savings Bank, a Federally-chartered savings and loan institution (the “Transaction”).

2.	The parties have since determined that closing the Transaction is no longer in the best interests of either.

3.	Concurrently with the execution and delivery of this Termination Agreement, Seller has agreed to pay Buyer the amount of $151,542 in reimbursement of all of the costs and expense incurred by Buyer in pursuing the transaction contemplated by the Agreement.
Therefore, in consideration of the foregoing recitals, the mutual promises, covenants and undertakings described herein and the sum of $10.00 paid by each party to the other, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree that the Agreement shall be terminated pursuant to Section 9.3(a)(l) thereof, effective as of the date set forth above.
The parties have executed this Termination Agreement below by the signatures of their duly-authorized representatives.

SELLER:		Buyer:

Brooke Brokerage Corporation		Brooke Capital Corporation

Signed:	/s/ Gary L. Baugh	Signed:	/s/ Kyle L. Garst
Printed name:	Gary L. Baugh	Printed name:	Kyle L. Garst
Title:	President	Title:	President & CEO
Date:	12/13/07	Date: